EXHIBIT 99.1

NYSE: MMP

Date:	Oct. 4, 2004

Contact:	Paula Farrell
(918) 574-7650
paula.farrell@magellanlp.com

Magellan Midstream Partners Prices Equity Offering

TULSA, Okla. – Magellan Midstream Partners, L.P. (NYSE: MMP) announced today that it has priced its previously announced public offering of 2.6 million common units at $54.50 per unit. Net proceeds from this offering, including the general partner’s related capital contribution and after deduction of underwriting discounts and offering expenses, are approximately $138 million. Management intends to use the net proceeds to repay a portion of the short-term debt used to fund the partnership’s recent acquisition of more than 2,000 miles of petroleum products pipeline systems.

Lehman Brothers Inc. and Citigroup Global Markets Inc. are joint book-running managers of the common unit offering, with Goldman, Sachs & Co., UBS Securities LLC and Wachovia Capital Markets, LLC acting as co-managing underwriters. The offering is expected to close on Oct. 8, 2004.

When available, a copy of the final prospectus supplement and related base prospectus associated with the common unit offering may be obtained from Lehman Brothers Inc., c/o ADP Financial Services, Integrated Distribution Services, 1155 Long Island Avenue, Edgewood, NY 11717, Phone: 631-254-7106, Fax: 631-254-7268, e-mail: niokioh_wright@adp.com, or Citigroup Global Markets Inc., Brooklyn Army Terminal, Attn: Prospectus Department, Floor 8-I, 140 58th Street, Brooklyn, NY 11220, Phone: 718-765-6732.

The underwriters have the option to purchase up to 390,000 additional common units to cover over-allotments, if any.

This news release does not constitute an offer to sell or a solicitation of an offer to buy the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. The offering may be made only by means of a prospectus and related prospectus supplement.

About Magellan Midstream Partners, L.P.

Magellan Midstream Partners, L.P. is a publicly traded partnership formed to own, operate and acquire a diversified portfolio of energy assets. The partnership primarily transports, stores and distributes refined petroleum products. More information is available at http://www.magellanlp.com.

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Portions of this document may constitute “forward-looking statements” as defined by federal law. Although the partnership believes any such statements are based on reasonable assumptions, there is no assurance that actual outcomes will not be materially different. Additional information about issues that could lead to material changes in performance is contained in the partnership’s filings with the Securities and Exchange Commission.